$$\frac{\text{Index Ending Level}}{\text{Index Starting Level}}$$

HSBC Investable Climate Change TR Index
MSCI World Total Return Index
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HSBC
The world's local bank

HSBC Global Climate Change Index
Access Notes

Filed Pursuant to Rule 433

Registration No. 333-133007

January 7, 2008

January 31, 2013

Maturity Date

January 28, 2013

Final Valuation Date

January 30, 2009, January 29, 2010,
January 31, 2011 and January 31, 2012

Exchange Dates

The third business day prior to each
Exchange Date.

Valuation Dates

January 31, 2008

Original Issue Date

January 28, 2008

Trade Date

You may exchange your notes on any
exchange date for a cash payment, as
described above in “Payment at
Maturity or upon an Early Exchange”,
determined on the applicable
valuation date.

Early Exchange

Right

Accrues on a daily basis:

(1.40% / 365) x the investment
amount  x  the index return

Annual Fee

The closing level of the reference
asset on the applicable scheduled trading day.

Index Ending Level

The closing level of the reference
asset on the trade date.

Index Starting Level

Index Return

For each $1,000 note you will receive
a cash payment at maturity or upon an
early exchange on an exchange date
equal to (i) the product of (a) $987.50
multiplied by (b) the index return,
minus (ii) the annual fee, provided that
in no event will the cash payment be
less than zero.

Payment at
Maturity or upon
an Early Exchange

1.25% of the principal amount

Upfront Fee

The HSBC Investable Climate

Change Total Return Index

(Bloomberg ticker: HSCCIT<Index>)

Reference Asset

HSBC USA Inc.

Issuer

INDICATIVE TERMS

The HSBC Global Climate Change Index Access Notes are
designed to track the stock market performance of an
international group of companies involved in providing solutions to the challenges of global climate change.  These companies are expected to benefit from a societal transition toward cleaner energy, pollution control and energy conservation.  This theme is likely to be at the forefront of future technological and industrial development for years to come as people across the globe come to terms with the science behind climate change
and its related effects.

Index Performance

The HSBC Investable Global Climate Change Total Return Index
established a base value of 100 as of December 31, 2003 and
was officially launched on September 24, 2007.

Source: Bloomberg

Past performance is not a prediction or guarantee of future results.

Sector Breakdown (as of December 14, 2007)

Low Carbon

Energy Production (48%)

Energy Efficiency and
Energy Management (25%)

Water, Waste and
Pollution Control (27%)

Energy Efficient Solutions

Fuel Efficiency Autos

Building Insulation

Fuelcells

Solar

Nuclear

Integrated Power

Wind

Biofuels

FREE WRITING PROSPECTUS
(To the Prospectus dated April 5,
2006, Prospectus Supplement dated
October 12, 2007, and Prospectus
Addendum dated December 12, 2007)

98.75% of the principal amount

Investment Amount

The Challenge and Opportunity of Climate Change

REFERENCE ASSET DESCRIPTION

The HSBC Investable Climate Change Total Return Index (“HSCCIT”) is a market capitalization weighted index which tracks the performance of up to 50 liquid global stocks engaged in reducing emissions, reacting to climate change or adapting to the effects of climate change. To be considered for inclusion in this index, such stocks must have annual reported revenues from climate change related activities of more than 50%. In addition, stocks must meet minimum market capitalization and daily trading volume standards, currently about $1 billion and $5 million respectively. The index is rebalanced on a quarterly basis. Dividends on the constituent stocks are re-invested in the index; the current average dividend yield is approximately 1.40%.

The index is geographically diversified and currently includes stocks from 19 different countries. As of December 14, 2007 the index had the following regional weightings: Europe (64%), North America (26%), Asia (8%) and Latin America (2%).

INVESTOR SUITABILITY

The notes may be suitable for you if:

●
You seek an investment with exposure to the performance of an index that tracks the performance of up to 50 companies engaged in reducing emissions, reacting to climate change or adapting to the effects of climate change.

●	You believe the index level will increase during the term of the notes by an amount sufficient to offset the upfront fee and the cumulative effect of the annual fee described herein.
●	You are willing to expose 100% of your invested principal in the notes to the full downside performance of the reference asset.
●	You are willing to hold the notes to maturity or until an early exchange date.
●	You do not seek current income from this investment.

The notes may not be suitable for you if:

●
You do not seek an investment with exposure to the performance of an index that tracks the performance of up to 50 companies engaged in reducing emissions, reacting to climate change or adapting to the effects of climate change.

●
You believe the index level will decline during the term of the notes or the index level will not increase by an amount sufficient to offset the upfront fee and the cumulative effect of the annual fee.

●	You are unable or unwilling to hold the notes to maturity or until an early exchange date.
●	You seek an investment that is principal protected.
●
You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments that have comparable maturities and are issued by us or issuers with comparable credit ratings.

●	You seek current income from this investment.
●	You seek an investment for which there is an active and liquid secondary market.

KEY CONSIDERATIONS

●	At maturity or upon an early exchange, the notes are exposed to any decline in the price of the reference asset.
●
To receive your full principal amount at maturity or upon early exchange, the reference asset must have appreciated sufficiently by the applicable valuation date to offset the upfront fee and the cumulative effect of the annual fee.

●	The return on the notes is linked to the performance of the reference asset and may be positive or negative.
●	You will not receive any periodic interest payments on the notes.
●	You may only redeem your notes on an exchange date if we receive notice from you no later than 12:00 p.m. (New York City time) on the 10th business day prior to the applicable exchange date.
●	There may be little or no secondary market for the notes—the notes will not be listed or displayed on any securities exchange or quotation system.
●	An investment in the notes will involve risks associated with stocks that derive substantial revenue from climate change related activities.
●	The reference asset is calculated by HSBC Bank plc, one of our affiliates. We have no responsibility for HSBC Bank plc’s calculation of the reference asset.
●	The notes are subject to significant risks not associated with conventional fixed rate or floating rate debt securities.
●
It is suggested that prospective investors reach an investment decision only after careful consideration with their financial, legal, accounting, tax and other advisors regarding the suitability of the notes in light of their particular circumstances.

●	These notes are not bank deposits and are not insured by the FDIC or any other U.S. federal or state government agency.

This Free Writing Prospectus relates to one note offering linked to the Reference Asset identified on the cover page. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the notes.

You should read this document together with the Prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, and the prospectus addendum of December 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page S-3 of the Prospectus Supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a Prospectus) and a second Free Writing Prospectus with the Securities and Exchange Commission for the offering to which this Free Writing Prospectus relates. Before you invest, you should read the Prospectus, the Prospectus Supplement, the other FWP and this FWP for more complete information about the issuer and this offering. You may get these items for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement or Pricing Supplement if you request it by calling toll free, 1-888-800-4722.

You may also obtain:
•  the Prospectus Supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
•  the Prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm
•  the Prospectus Addendum at www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm
•  the Free Writing Prospectus at www.sec.gov/Archives/edgar/data/83246/000114420408000964/v098989_fwp.htm

We are using this Free Writing Prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.